Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Vice President of Finance and Investor Relations	Vice President of Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Previews Third Quarter Results

PLANO, TX (October 16, 2006) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) today announced that it expects its financial results for the three months ended September 30, 2006, to reflect an increase of approximately $25 million pre-tax to the estimated allowance for doubtful accounts, resulting in a negative impact of approximately $(0.18) on diluted earnings per share (“EPS”) from continuing operations. The Company expects its provision for doubtful accounts for the quarter to be approximately 11.0-11.2% of revenue, vs. 7.3% in the third quarter of 2005 and 9.3% in the second quarter of 2006 (all including the impact of the Company’s self-pay discount policy).

As a result, the Company expects diluted EPS from continuing operations for the three months ended September 30, 2006, to be approximately $0.46-0.47, below the current consensus expectation of $0.65.

Since the fourth quarter of 2005, the Company has recorded an allowance for doubtful accounts based on a percentage of discounted self-pay receivables, using the historical collection rate for those receivables of approximately 38%. After updating its collection rate factors, the Company currently estimates that the collection rate is approximately 35%. In addition to the change in the collection rate, the Company’s self-pay receivables have increased by approximately $38 million since the second quarter of 2006. As a result, the Company recorded an additional $25 million of allowance for doubtful accounts (as mentioned above): $15 million (negative impact of $0.11 per diluted share) to true up its estimate of collection rates and $10 million (negative impact of $0.07 per diluted share) related to current trends in self-pay receivables.

The Company is withdrawing its previously issued guidance for diluted EPS from continuing operations for 2006 and subsequent periods. The Company expects current trends in provision for doubtful accounts to continue for at least the near-term, which could negatively impact diluted EPS in the fourth quarter of 2006; the Company expects to issue updated guidance for 2006 in its third quarter earnings release and new guidance for 2007 and thereafter following completion of its strategic planning and budgeting process for 2007.

Triad plans to report its financial results for the third quarter on Monday, October 30, 2006, and will host a conference call to discuss these results in more detail at 10:00 am Eastern Time (9:00 am Central Time) that day.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company currently operates 52 hospitals (including one under construction) and 12 ambulatory surgery centers in 16 states with approximately 9,490 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting, and advisory services to more than 180 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors may cause results to differ materially from those anticipated in the forward-looking statements. These factors include, but are not limited to, (1) the highly competitive nature of the healthcare business, (2) the efforts of insurers and other payers, healthcare providers and others to contain healthcare costs, (3) possible changes in Medicare, Medicaid and other government programs that may limit reimbursements to healthcare providers, (4) changes in Federal, state or local regulations affecting the healthcare industry, (5) the possible enactment of Federal or state healthcare reform, (6) the ability to attract and retain qualified management and personnel, including physicians and nurses, (7) the departure of key executive officers from Triad, (8) the successful implementation of Triad’s new information technology system, (9) claims and legal actions relating to professional liabilities and other matters, (10) fluctuations in the market value of Triad common stock, (11) changes in accounting standards, (12) changes in general economic conditions or geopolitical events, (13) future acquisitions, joint venture developments or divestitures which may result in additional charges, (14) the ability to enter into managed care provider arrangements on acceptable terms, (15) the availability and terms of capital to fund the expansion of Triad’s business, (16) changes in business strategy or development plans, (17) the ability to obtain adequate levels of general and professional liability insurance, (18) potential adverse impact of known and unknown government investigations, (19) timeliness of reimbursement payments received under government programs, and (20) other risk factors described in our Form 10-K and other Company filings with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.